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                                                                   Exhibit 10.10

                               BORSCHOW AGREEMENT
                               ------------------

         THIS AGREEMENT (the "Borschow Agreement") is effective as of October 2, 2001, among James D. Borschow ("Borschow"), U.S. Home Systems, Inc., a Delaware corporation ("Parent") and Corporate Stock Transfer, Denver, Colorado ("Escrow Agent").


                                    RECITALS

         WHEREAS, the Company and the Shareholders, Parent and Home Credit Acquisition Inc. (the "Sub") have entered into an Agreement and Plan of Merger relating to the merger of Sub with and into the Company with the Company remaining as the Surviving Company (the "Merger Agreement").

         WHEREAS, capitalized terms in this Agreement shall have the same meaning as defined in the Merger Agreement and Escrow Agreement unless otherwise noted in this Agreement.

         WHEREAS, the Company, Shareholders, Parent and Escrow Agent have agreed that Escrow Agent will hold and disburse the Escrowed Shares in accordance with the provisions of the Escrow Agreement and the Merger Agreement.

         WHEREAS, Borschow and Parent have agreed if Borschow becomes obligated to indemnify Parent, the Surviving Company or other Indemnitee with respect to a claim for indemnification pursuant to Section 8.2(a)(i)(D) of the Merger Agreement arising from a claim made by Paula M. Borschow relating to any transactions between Borschow and his former spouse, Paula M. Borschow, involving the securities of the Company, its predecessors and successors, or as a result of the Merger and the transactions contemplated by the Merger Agreement (a "Borschow Claim").

         NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

                                    AGREEMENT

         1. The Parent and Borschow appoint Escrow Agent as their escrow agent and Escrow Agent agrees to serve as Escrow Agent in accordance with the provisions hereof.

         2. On the Closing Date of the Merger Agreement, Parent shall issue and deliver Parent's Shares to the Shareholders in accordance with the Merger Agreement. On the Closing Date, the Shareholders shall deliver to the Escrow Agent stock certificates registered in the name of the Shareholders representing the number of shares of Parent's Common Stock equal to 20% of Parent's Shares issued to the Shareholders (the "Escrowed Shares"). The Escrowed Shares represent an aggregate of 194,286 shares of Parent's Common Stock. In addition to the Escrowed Shares, Borschow shall deliver to the Escrow Agent certificates evidencing 91,431 of Parent's Shares that he received pursuant to the Merger with a fair market value equal to $320,000, as determined pursuant to Section 2.5(a) of the Merger Agreement (the "Borschow Shares") which shall be held by Escrow Agent pursuant to the terms of this Agreement.


BORSCHOW AGREEMENT - Page 1

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         3.  Borschow's aggregate liability for indemnification for a Borschow
Claim under the Merger Agreement shall be limited to $640,000, the fair market value of the Borschow Shares and his Shareholder Percentage of the Escrowed Shares as calculated at Closing. Borschow's individual liability for indemnification for Borschow Claims under the Merger Agreement shall not exceed the Borschow Shares and his Shareholder Percentage of Escrowed Shares set forth beside his name on Schedule A of the Escrow Agreement. Borschow's liability for payment of any Borschow Claim shall be limited exclusively to Parent's right to receive for cancellation an appropriate number of Borschow Shares pursuant to
Section 4 of this Agreement. If the Borschow Shares are inadequate to cover the Borschow Claims under this Agreement, then Parent shall be entitled, to the extent necessary, to receive for cancellation an appropriate number of Borschow's Shareholder Percentage of the Escrowed Shares. Notwithstanding any other provision of the Merger Agreement, this Agreement, or any other agreement or document, under no circumstances shall Borschow be required to make any cash payment to Parent or Sub for a Borschow Claim or otherwise.

         4. If Borschow becomes obligated to indemnify Parent, the Surviving Company or other Indemnitee with respect to a Borschow Claim pursuant to the Merger Agreement and the amount of liability with respect thereto shall have been finally determined, the Escrow Agent shall release to Parent for cancellation an aggregate number of Borschow Shares, the fair market value of which shall be equal to the amount of the Borschow Claim; provided, however,
                                                          --------  -------
that Borschow shall be entitled to satisfy the Borschow Claim by paying the full amount of the Borschow Claim in cash to Parent within ten (10) calendar days after the final determination of the Borschow Claim. The fair market value per share of Borschow's Shares to be delivered to Parent for cancellation shall be the Average Closing Price or if applicable, the Adjusted Average Closing Price as calculated at Closing pursuant to Section 2.5(a) of the Merger Agreement. Escrow Agent shall only be required to deliver such Borschow's Shares to Parent for cancellation after receipt of written instructions signed by both Parent and Borschow directing Escrow Agent to deliver the designated number of Borschow Shares to Parent as payment for the Borschow Claims.

         Upon satisfaction of all Borschow Claims, whether through the release of Borschow Shares or the payment in cash, the Escrow Agent shall deliver to Borschow, within ten (10) business days after the receipt of written instructions signed by Parent and Borschow, the Borschow Shares then on deposit with Escrow Agent.

         5. A Borschow Claim must first be asserted in writing within two (2) years from the Closing Date of the Merger Agreement. Any Borschow Claim that is not asserted within the two-year period shall be forever barred. If two (2) years after the Closing Date (the "Termination Date") the Escrow Agent has not received notice from the Parent that there is a pending Borschow Claim, Escrow Agent shall deliver to Borschow, within ten (10) business days after the second anniversary of the Closing Date, without requiring any written instructions from Parent, the Borschow Shares then on deposit with Escrow Agent. If on the Termination Date there exists any unresolved Borschow Claim, Escrow Agent shall retain the number of Borschow Shares (or cash if Borschow elects to deliver the amount of cash for such claim to Escrow Agent) as designated in writing by Borschow and Parent, which they collectively agree are necessary to indemnify such Borschow Claim. The remaining Borschow Shares shall then be released and delivered to Borschow. This Agreement will continue after the Termination Date


BORSCHOW AGREEMENT - Page 2

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until all pending Borschow Claims are paid or resolved in accordance with this
Agreement and the Merger Agreement. Upon the payment or resolution of all Borschow Claims after the Termination Date, the remaining Borschow Shares, if any, shall be released and delivered to Borschow within ten (10) business days after receipt by Escrow Agent of written instructions signed by Borschow and Parent.

         Prior to the Termination Date, provided there are no Borschow Claims, the Escrow Agent shall release to Borschow all Borschow Shares then on deposit within ten (10) business days after receipt by Escrow Agent of written instructions signed by Parent and Borschow that any of the following events have occurred:

             (a) a transaction occurs so that the Surviving Company is no longer a wholly owned subsidiary of Parent;

             (b) Surviving Company sells all or substantially all of its assets; or

             (c) the termination by the Company of the employment of James D. Borschow other than for "Just Cause" as defined in the Employment Agreement.

         If during the first year of this Agreement there is a transfer in a single transaction of the right to control twenty-five percent (25%) or more of the Parent's voting securities ("Change in Control") on the first anniversary date of this Agreement the Escrow Agent shall release to Borschow fifty percent (50%) of the Borschow Shares provided there are no Borschow Claims on the first anniversary date under the Escrow Agreement or this Agreement. If during the second year of this Agreement there is a Change in Control, the Escrow Agent shall release to Borschow within ten (10) business days after receipt by Escrow Agent of written instructions signed by Parent and Borschow all of the Borschow Shares, provided there are no Borschow Claims under this Agreement or the Escrow Agreement.

         6.  The following shall govern disputes arising under this Agreement:

             (a) Should any controversy arise between or among the parties, or with any other person, firm or entity, with respect to this Agreement, the Borschow Shares or the right of any party or other person to receive the Borschow Shares, or should the parties fail to designate another Escrow Agent as provided in paragraph 7(b) hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right (but not the obligation) to (a) withhold delivery of the Borschow Shares until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, and/or (b) institute a bill of interpleader in any court of competent jurisdiction in Dallas County, Texas to determine the rights of the parties hereto.

             (b) The parties agree that any controversy arising out of this Agreement shall be resolved in accordance with Article IX of the Merger Agreement.

             (c) The parties agree that, in the event of a party's intentional refusal to sign written instructions to the Escrow Agent after liability under Section 5 or a release event under Section 6 has been finally determined (the "Breaching Party"), the other party may, in addition to any remedy which they may have at law or in equity, apply to court of


BORSCHOW AGREEMENT - Page 3

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         competent jurisdiction for an entry of an immediate order to specifically enforce the terms of this Agreement.

             (d) The Breaching Party shall be liable for any and all consequential damages arising from the failure to sign written instructions. Parent expressly acknowledges that, if it is the Breaching Party, any damages arising from its actions shall not be subject to the Parent's and Sub's Liability Limit set forth in the Merger Agreement.

             (e) The parties expressly agree that a claim for a material breach of this Agreement by Parent shall constitute a defense to the enforcement of Borschow's covenants contained in Sections 5.2(f) and 5.2(g) of the Merger Agreement and Section 6 of the Employment Agreement between Borschow and the Surviving Company. A "material breach" for purposes of this Agreement shall be deemed to include any event or circumstance which could reasonably be expected to result in a liability to a party hereto in excess of $50,000 individually or in the aggregate.

         7. The following shall govern the rights, privileges, immunities and liabilities of Escrow Agent:

             (a) In performing any of its duties hereunder, Escrow Agent shall not incur any liability to any of the parties hereto for any damages, losses or expenses, unless caused by Escrow Agent's gross negligence or willful default, and it shall, accordingly, not incur any such liability with respect to:

                  (i) any action taken or omitted in good faith upon advice of counsel for Escrow Agent given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Escrow Agreement; or

                  (ii) any action taken or omitted in reliance upon any notice or other instrument furnished to Escrow Agent by any of the parties pursuant hereto, not only as to its due execution, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Escrow Agreement

             (b) Escrow Agent may resign at any time upon ten (10) days written notice to all parties, in which event it shall be succeeded by such person or institution as Borschow and Parent may select;

             (c) The parties hereby agree to indemnify and hold Escrow Agent harmless from and against any and all losses, claims, damages, liabilities and expenses ("Claims"), including reasonable costs of investigation, counsel fees and disbursements, which may be incurred by Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder or the performance of its duties hereunder, and any arbitration, litigation or other proceedings arising from this Escrow Agreement or involving the subject matter hereof.


BORSCHOW AGREEMENT - Page 4

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         8.  Delivery of the Borschow Shares to Borschow as provided herein and any notice given pursuant to this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and received when a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Delivery of the Borschow Shares and such notices shall be given to Borschow and Parent at the addresses set forth in the Merger Agreement, which addresses may be changed by written notice to the other parties in accordance with this paragraph.

         9. THIS AGREEMENT IS TO BE PERFORMED IN THE STATE OF TEXAS, COUNTY OF DALLAS, AND SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAW RULES. ANY JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST ANY PARTY WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS WHICH HAVE JURISDICTION WITHIN DALLAS COUNTY, TEXAS.

         10. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original document but all of which together shall constitute one agreement.

         11. This Agreement may be amended, modified or waived only by a written agreement signed by Borschow, Parent and Escrow Agent. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party,
(i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

         12. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective assigns, heirs, successors and legal representatives.

         13. The Escrow Agent shall receive an annual fee of $1,000 for its services hereunder. The initial fee shall be paid to Escrow Agent by Parent on the execution date of this Agreement. On the annual anniversary date of this Agreement, if this Agreement is in effect, Parent shall pay Escrow Agent the $1,000 annual fee.

         14. The parties hereby agree that this Agreement is intended to provide additional indemnification to Parent, the Surviving Company and any other Indemnitees by Borschow with respect to a Borschow Claim and nothing herein shall be construed to limit the rights of Parent, the Surviving Company and any other Indemnitee to indemnification under the Merger Agreement and Escrow Agreement.


BORSCHOW AGREEMENT - Page 5

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         This Agreement is executed and delivered by the parties hereto as of the date set forth below.


                                                      /s/ James D. Borschow
                                                --------------------------------
Dated:  October 2, 2001                         James D. Borschow
                                                7334 Larchview
                                                Dallas, Texas  75240


                                                PARENT:
                                                ------

                                                U.S. HOME SYSTEMS, INC.


                                                By:       /s/ Murray Gross
                                                   -----------------------------
Dated:  October 2, 2001                            Murray Gross, President


                                                ESCROW AGENT:
                                                ------------

                                                CORPORATE STOCK TRANSFER

                                                By:       /s/ Carolyn Bell
                                                   -----------------------------
Dated:  October 2, 2001                            Carolyn Bell, President




BORSCHOW AGREEMENT - Page 6

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                                   SCHEDULE A
                                       TO
                               BORSCHOW AGREEMENT


                    Shareholder                           Escrowed Shares
        -----------------------------------       ------------------------------

        James D. Borschow
        7334 Larchview Drive
        Dallas, Texas 75240                                  91,431
        SS ####-##-####